Exhibit 3.22

CELANESE PIPE LINE COMPANY

By-Laws

As Amended September 30, 1982

BYLAWS

1.     MEETINGS OF SHAREHOLDERS.

1.1           Annual and Special Meetings.  The Annual Meeting of shareholders for the purpose of the election of directors and the transaction of such other business as may come before the meeting, as well as special meetings of shareholders, shall be held within or without the State of Texas at the respective times and places designated by shareholders or the Board of Directors, as specified in the respective notices or waivers thereof or in the respective written consents in lieu of meetings, but in no event shall the Annual Meeting be held more than thirteen months after the previous Annual Meeting.

1.2           Notice of Meetings; Waiver of Notice.  Written notice of each meeting of shareholders shall be given to each shareholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any shareholder who submits a signed waiver of notice before or after the meeting or who attends the meeting (unless he attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), and (b) no notice of an adjourned meeting need be given except when the adjournment is for more than 30 days or when required by law. Each notice of meeting shall be given, personally or by mail, not less than 10 nor more than 50 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state the purposes for which it is called. If any business other than election of directors is to be transacted at an annual meeting, the notice of meeting shall set forth such business. If mailed, notice shall be considered given when mailed to a shareholder at his address on the Corporation’s records.

1.3           Quorum.  The presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, in the absence of all the shareholders, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called.

1.4           Voting; Proxies.  Shareholders may attend meetings and vote either in person or by proxy. Corporate action to be taken by shareholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of shareholders, except as otherwise provided by law or by section 1.5 of these bylaws. Directors shall be elected in the manner provided in section 2.1 of these bylaws. Voting need not be by ballot unless requested by a shareholder at the meeting or ordered by the chairman of the meeting. Every proxy must be signed by the shareholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

1.5           Action by Shareholders Without a Meeting.  Any shareholder action may be taken without a meeting if a written consent to the action is signed by the holders of a majority of the stock which would have been entitled to vote on the action if a meeting were held or such greater percentage as may be required by statute for the proposed corporate action. If action is taken by less than unanimous written consent, prompt notice shall be given to all shareholders of the action taken.

2.     BOARD OF DIRECTORS.

2.1           Number, Election and Term of Directors.  The business of the Corporation shall be managed by the Board, which shall consist of not less than one nor more than nine directors. The number of directors shall be fixed, and may be changed, by resolution of a majority of the entire Board or by the shareholders, but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of shareholders by a plurality of the votes cast and shall hold office until the next annual meeting of shareholders and until the election of their respective successors.

2.2           Quorum and Manner of Acting.  One-third of the total number of directors shall constitute a quorum for the transaction of business at any meeting, except as provided in section 2.8 of these bylaws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these bylaws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3           Place of Meetings.  Meetings of the Board may be held in or outside Texas.

2.4           Annual and Regular Meetings.  Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of shareholders and at the same place, or (b) as soon as practicable after the annual meeting of shareholders, on notice as provided in section 2.6 of these bylaws. Regular meetings of the Board may he held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5           Special Meetings.  Special meetings of the Board may be called by the President or by a majority of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

2.6           Notice of Meetings; Waiver of Notice.  Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of shareholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering or telephoning or telegraphing it to him at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting, or who attends the meeting without protesting the lack of notice to him, either before the meeting or when it begins. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7           Resignation and Removal of Directors.  Any director may resign at any time. Any or all of the directors may be removed at any time, either with or without cause, by vote of the shareholders.

2.8           Vacancies.  Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum, or by the shareholders.

2.9           Action by Directors Without a Meeting.  Any action by the Board or any committee of the Board may be taken without a meeting if a written consent to the action is signed by all the members of the Board or committee.

2.10         Compensation.  Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.

3.     COMMITTEES.

3.1           Executive Committee.  The Board, by resolution adopted by a majority of the entire Board, may designate an Executive Committee of two or more directors which shall have all the authority of the Board, except as otherwise provided in the resolution or by law, and which shall serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of the committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of the committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of the committee shall be reported to the Board at its next meeting. The committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

3.2           Other Committees.  The Board, by resolution adopted by a majority of the entire Board, may designate other committees of two or more directors, to serve at the Board’s pleasure, with such powers and duties as the Board determines.

4.     OFFICERS.

4.1           Number.  The executive officers of the Corporation shall be the Chairman of the Board if the Board so determines, the President, one or more Executive Vice Presidents if the Board so determines, one or more Vice Presidents, a Secretary, a Treasurer and a Controller if the Board so determines. Any two or more offices may be held by the same person.

4.2           Appointment; Term of Office.  The executive officers of the Corporation shall be appointed by the Board for such term as shall be designated at the time of appointment, and each such officer shall hold office until the appointment of his successor.

4.3           Subordinate Officers.  The Board may appoint subordinate officers (including Assistant Secretaries, Assistant Treasurers, and Assistant Controllers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4           Resignation and Removal of Officers.  Any officer may resign at any time. Any or all of the officers may be removed, either with or without cause, by the Board.

4.5           Vacancies.  A vacancy in any office may be filled for the unexpired term in the manner prescribed in sections 4.2 and 4.3 of these bylaws for appointment to the office.

4.6           Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board and of the shareholders, and shall have such powers and duties as the Board assigns to him.

4.7           The President.  The President shall be the chief executive and operating officer of the Corporation. If the Board does not appoint a Chairman of the Board, the President shall preside at all meetings of the Board and of the shareholders. Subject to the control of the Board, he shall have general supervision over the business of the Corporation and shall have such other powers and duties as presidents of corporations usually have or as the Board assigns to him.

4.8           Vice President.  Each Vice President shall have such powers and duties as the Board or the President assigns to him. In the absence of the President, the Executive Vice Presidents or, if no Executive Vice Presidents, the Vice Presidents in order of their appointment (unless otherwise designated by the Board) shall act in the President’s place.

4.9           The Treasurer.  The Treasurer shall have custody of the funds and securities of the Corporation and if the Board does not appoint a Controller, he shall be in charge of the Corporation’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the President assigns to him.

4.10         The Controller.  The Controller shall be in charge of the books and accounts of the Corporation. Subject to the control of the Board, he shall have such other powers and duties as the Board or the President assigns to him.

4.11         The Secretary.  The Secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the shareholders, shall be responsible for giving notice of all meetings of shareholders and of the Board, shall keep the seal and, when authorized by the Board, shall apply it to any instrument requiring it. Subject to the control of the Board, he shall have such other powers and duties as the Board or the President assigns to him. In the absence of the Secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.12         Salaries.  The Board may fix the officers’ salaries, if any, or it may authorize the President to fix the salary of any other officer.

5.     SHARES.

5.1           Certificates.  The shares of the Corporation shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the Chairman of the Board, the President, an Executive Vice President or a Vice President and by the Secretary or an Assistant Secretary, the Treasurer or an Assistant Treasurer or the Controller or an Assistant Controller. If the certificate is countersigned by (a) a transfer agent other than the Corporation or its employee, or (b) a registrar other than the Corporation or its employee, the signatures of the officers of the Corporation may be facsimile.

5.2           Transfers.  Shares shall be transferable only on the Corporation’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3           Transfer Agents and Registrars.  The Corporation may have one or more transfer agents and one or more registrars of its shares, whose respective duties shall be defined by the Board. No certificate for shares shall be valid unless countersigned by a transfer agent, if the Corporation has a transfer agent, or unless countersigned by a registrar, if the Corporation has a registrar. The duties of the transfer agent and registrar may be combined.

5.4           Determination of Shareholders of Record.  The Board may fix, in advance, a date as the record date for the determination of shareholders entitled to notice of or to vote at any meeting of the shareholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action.

6.     MISCELLANEOUS.

6.1           Seal.  The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.

6.2           Fiscal Year.  The Board may determine the Corporation’s fiscal year. In the absence of such a determination, the Corporation’s fiscal year shall begin on January 1.

6.3           Voting of Shares in Other Corporations.  Shares in other corporations which are held by the Corporation may be represented and voted by the President, an Executive Vice President, a Vice President, the Secretary or an Assistant Secretary of this Corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

6.4           Amendments.  Bylaws may be amended, repealed or adopted by the shareholders or the Board.